Exhibit 99.1

www.nts.com

NEWS RELEASE FOR April 11, 2012, at 4:45 P.M. EST

Contact: Allen & Caron Inc	National Technical Systems
Jill Bertotti (Investors)	Aaron Cohen, Vice Chairman
jill@allencaron.com	aaron.cohen@nts.com
Len Hall (Media)	(818) 591-0776
len@allencaron.com	Bill McGinnis, Chief Executive Officer
(949) 474-4300	bill.mcginnis@nts.com
(818) 591-0776

National Technical Systems Announces Departure of Raffy Lorentzian from the Company

Calabasas, Calif.--(BUSINESS WIRE)—April 11, 2012—National Technical Systems, Inc.(NASDAQ: NTSC) today announced that Raffy Lorentzian, Chief Financial Officer, will be leaving during the company’s second fiscal quarter of 2012 in order to pursue other interests. Mr. Lorentzian will stay through the completion of the year-end audit and the initial roll out of the company’s new ERP system.  He intends to remain involved with the company through the transition period.  The company has commenced a search for Mr. Lorentzian’s successor.

“Raffy has played an integral role at NTS during one of the most dynamic times in its history,” said Chief Executive Officer, Bill McGinnis.  “He has been a team player since he started with the company in 1997.  We thank him for his many years of service. While we are sorry to see him leave, we wish him all the best in his future endeavors."

Mr. Lorentzian commented, "I have sincerely appreciated my time at NTS. I am glad to have been able to serve the company.  I am leaving behind a very capable team that has worked together for several years, and a company that has built a foundation for future growth."

About National Technical Systems
National Technical Systems, Inc. (NTS) is a leading provider of testing and engineering services to the aerospace, defense, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit the Company’s website at www.nts.com or call 800-270-2516.

Forward-Looking Statements
The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the Company’s services and products and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

National Technical Systems, Inc. Corporate Headquarters
24007 Ventura Boulevard, Suite 200, Calabasas, CA 91302	Main: 818-591-0776 Fax: 818-591-0899

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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